Exhibit 10.4

Performance Share Unit Award Agreement

AN AWARD (“AWARD”) FOR PERFORMANCE SHARE UNITS (“UNITS”), representing a number of shares of Nordstrom Common Stock (“Common Stock”) as noted in the Performance Share Unit Award Notice (the “Notice”), of Nordstrom, Inc., a Washington Corporation (the “Company”), is hereby granted to the Recipient (“Unit holder”) on the date set forth in the Notice, subject to the terms and conditions of this Award Agreement. The Units are also subject to the terms, definitions and provisions of the Nordstrom, Inc. 2010 Equity Incentive Plan (the “Plan”), adopted by the Board of Directors of the Company (the “Board”) and approved by the Company’s shareholders, which is incorporated in this Award Agreement. To the extent inconsistent with this Award Agreement, the terms of the Plan shall govern. Terms not defined herein shall have the meanings as set forth in the Plan. The Compensation Committee of the Board (the “Compensation Committee”) has the discretionary authority to construe and interpret the Plan and this Award Agreement. All decisions of the Compensation Committee upon any question arising under the Plan or under this Award Agreement shall be final and binding on all parties. The Units are subject to the following terms and conditions:

1.	VESTING AND SETTLEMENT OF UNITS
Units shall vest and be settled in accordance with the provisions of the Plan as follows:

(a)	Vesting
Each Unit is equal in value to one share of Common Stock. Except as set forth in Section 4, Units shall vest at the applicable earned percentage when the Compensation Committee certifies the Company’s achievement of the Performance Goals set forth in the Notice.
Free Cash Flow Growth shall mean the average percent change in Free Cash Flow at the end of each fiscal year in the Performance Cycle from Free Cash Flow at the end of the previous fiscal year. Free Cash Flow shall be calculated in the same manner as reported externally, as the sum of net cash provided by operating activities and change in book overdrafts less capital expenditures, where net cash provided by operating activities is calculated in accordance with GAAP, subject at all times to adjustment pursuant to Section 6 and the Plan.
EBIT Margin % shall mean the average Earnings Before Interest and Income Taxes expressed as a percent of Net Sales for each fiscal year in the Performance Cycle, where each percent is weighted by Net Sales for the fiscal year divided by Net Sales for all fiscal years in the Performance Cycle. EBIT and Net Sales shall be calculated in accordance with GAAP, subject at all times to adjustment pursuant to Section 6 and the Plan.
Market Share shall mean Net Sales divided by Fashion Market Sales for the last year in the Performance Cycle, where Net Sales is calculated in accordance with GAAP, subject at all times to adjustment pursuant to Section 6 and the Plan, and Fashion Market Sales is sourced from National Product Diary ("NPD") and based on prior quarter’s twelve months results.

(b)	Settlement
Vested Units shall be settled and automatically converted into Common Stock, unless the Unit holder has elected to defer all or a portion of the Units into the Deferred Compensation Plan ("DCP") in accordance with its rules. For the avoidance of doubt, only Common Stock shall be deliverable upon the vesting of the Units. No fractional shares of Common Stock will be issued and the number of Units that vest will be rounded down to the next whole number upon conversion of the Units into Common Stock. The delivery of Common Stock on vesting of the Units is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), together with regulatory guidance issued thereunder, and shall occur as soon as practicable after the applicable vesting date.

(c)	Withholding Taxes
No stock certificates will be distributed to the Unit holder, or amounts deferred into the DCP, unless the Unit holder has made acceptable arrangements to pay any withholding taxes that may be due as a result of the settlement of this Award. These arrangements may include withholding shares of Common Stock that otherwise would be distributed when the Units are settled. The fair market value of the shares required to cover withholding will be applied to the withholding of taxes prior to the Unit holder receiving the remaining shares.

(d)	Restrictions on Resale
The Unit holder agrees not to sell any shares of Common Stock at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as the Unit holder is an employee, director or affiliate of the Company.

2.	ACCEPTANCE OF UNITS AND TERMS
Although the Company may or may not require the Unit holder’s signature upon accepting the Award, the Unit holder remains subject to the terms and conditions of this Award Agreement. The Unit holder agrees to comply with any and all legal requirements and Company policies related to the resale or disposition of any Awards under this Award Agreement. The Unit holder acknowledges receipt of a copy of the Plan in connection with the Award.

3.	NONTRANSFERABILITY OF UNITS
The Units may not be sold, pledged, assigned or transferred in any manner except in the event of the Unit holder’s death. In the event of the Unit holder’s death, the Units may be transferred to the person indicated on a valid beneficiary form, as designated by the Company, or if no designated beneficiary form is available, then to the person to whom the Unit holder’s rights have passed by will or the laws of descent and distribution. Except as set forth in Section 4, the Units may be settled during the lifetime of the Unit holder only by the Unit holder or by the guardian or legal representative of the Unit holder. The terms of the Award Agreement shall be binding upon the executors, administrators, heirs and successors of the Unit holder.

4.	SEPARATION OF EMPLOYMENT
If the Unit holder is not an employee of the Company or one of its subsidiaries (the “Employer”) on the vesting date, all Units are forfeited except as set forth in this section. If the Unit holder’s employment with the Employer is terminated, the Units shall vest only as follows:

(a)
If the Unit holder dies while employed by the Employer, a prorated number of Units represented by the Award shall immediately vest at a one-hundred percent (100%) payout percentage, based on the number of full months the Unit holder was employed during the term of this Award Agreement, as of the date of the Unit holder’s death and be delivered in Common Stock promptly thereafter to the person named on the Unit holder’s beneficiary form, as designated by the Company. If no valid beneficiary form exists, then the Common Stock delivered pursuant to the preceding sentence shall be issued to the person to whom the Unit holder’s rights have passed by will or the laws of descent and distribution. If the Units were granted less than one month prior to death, the Units shall be forfeited as of the date of death with no rights to a prorated distribution at settlement.

(b)
If the Unit holder is separated due to his or her disability, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Unit holder provides Nordstrom Leadership Benefits with reasonable documentation of his or her disability, a prorated number of Units represented by the Award shall immediately vest at a one-hundred percent (100%) payout percentage, based on the number of full months the Unit holder was employed during the term of this Award Agreement, as of the date of such separation and be delivered in Common Stock promptly thereafter. If the Units were granted less than one month prior to separation due to the Unit holder’s disability, the Units shall be forfeited as of the date of separation with no rights to a prorated distribution at settlement.

(c)
If the Unit holder terminates employment after having met any of the requirements set forth below, and the Units were granted at least six months prior to the termination date, the Unit holder shall be entitled to a prorated distribution, based on the number of full months the Unit holder was employed, with respect to vested Units during the term of this Award:

(i)	the Unit holder was born on or before March 3, 1956 and was eligible for and received a grant under the Plan in 2014; or
(ii) the Unit holder has attained age 55 with 10 continuous years of service to the Employer from the most recent hire date with the Employer; or
(iii) the Unit holder has attained age 65.
If the Units were granted less than six months prior to termination, such Units shall be forfeited as of the date of termination with no rights to a prorated distribution at settlement.

(d)
Notwithstanding subparagraphs (a), (b) and (c) of this section, a Unit holder shall immediately forfeit any unvested and unsettled Units represented by this Award and any shares of Common Stock or proceeds from the sale of such shares of Common Stock, and the post-separation proration of Units and settlement rights set forth above shall cease immediately, if: (i) he or she is terminated by the Company or any of its subsidiaries for embezzlement, theft of funds, fraud, violation of rules, regulations or policies, or any intentional harmful act or acts; or (ii) he or she directly or indirectly at any time during the term of this Award, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any other capacity, with respect to the Company or any of its subsidiaries, engages or assists any third party in engaging in any competitive business, divulges any confidential or proprietary information to a third party who is not authorized to receive the confidential or proprietary information, or improperly uses any confidential or proprietary information.

(e)
Except as otherwise provided in the Plan with respect to a Change in Control, if the Unit holder is separated for any reason other than those set forth in subparagraphs (a), (b), (c) and (d) above, Units, to the extent not vested and settled as of the date of his or her separation, shall be forfeited as of that date.

5.	TERM OF UNITS
Units not certified by the Compensation Committee as having vested as of the end of the Performance Cycle for which the Units were awarded shall be forfeited.

6.	ADJUSTMENTS TO PERFORMANCE GOALS
The Performance Goals may be subject to the following adjustments as determined by the Compensation Committee: extraordinary, unusual or non-recurring items of gain or loss; gains or losses on the disposition of a business, a segment of a business, or significant assets outside the ordinary course of business; changes in tax or accounting standards, principles, regulations or laws; the effect of a merger or acquisition, including all financial results derived therefrom during the period from the merger or acquisition date through the end of the Performance Cycle in which the merger or acquisition occurred; gains or losses due to non-cash adjustments which relate to the valuation of long-term assets rather than current-year performance (including but not necessarily limited to gain or loss recognized for store closures, lease terminations, pension adjustments and mark to market adjustments); the impact of other similar occurrences outside of the Company’s core, on-going business activities (including but not necessarily limited to litigation or tax reserves, financing activities, foreign exchange rate fluctuations and restructuring charges); material impacts of non-operational tax items (e.g., reorganizations, settlements, method changes); and adjustments to total market sales that impact the 3-year results.

7.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION
The Units shall be adjusted pursuant to the Plan, in such manner, to such extent (if any) and at such time as the Compensation Committee deems appropriate and equitable in the circumstances, to reflect any stock dividend, stock split, split up, extraordinary cash dividend, any combination or exchange of shares or other Strategic Transaction.

8.	NO DIVIDEND RIGHTS
Except to the extent required pursuant to Section 7 of this Award Agreement or under the terms of the DCP (for any Units deferred under that plan), ownership of Units shall not entitle the Unit holder to receive any dividends declared with respect to Common Stock.

9.	ADDITIONAL UNITS
The Compensation Committee may or may not grant the Unit holder additional Units in the future. Nothing in this Award or any future Award Agreement should be construed as suggesting that additional Units to the Unit holder will be forthcoming.

10.	LEAVES OF ABSENCE
For purposes of this Award, the Unit holder’s service does not terminate due to a military leave, a medical leave or another bona fide leave of absence if the leave was approved by the Employer in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But, service terminates when the approved leave ends unless the Unit holder immediately returns to active work.

11.	INDEPENDENT TAX ADVICE
The tax consequences to the Unit holder of receiving the Units or disposing of the shares of Common Stock which may be issuable upon vesting and conversion of the Units are complicated and will depend, in part, on the Unit holder’s specific tax situation. The Unit holder is advised to consult with an independent tax advisor for a full understanding of the specific tax consequences of receiving or disposing of the Units or the shares of Common Stock that may be received upon vesting and conversion of the Units.

12.	RIGHTS AS A SHAREHOLDER
Neither the Unit holder nor the Unit holder’s beneficiary or representative shall have any rights as a shareholder with respect to any Common Stock subject to these Units, unless and until the Units vest and are settled in Common Stock.

13.	NO RETENTION RIGHTS
Nothing in this Award Agreement or in the Plan shall give the Unit holder the right to be retained by the Employer as an employee or in any capacity. The Employer reserves the right to terminate the Unit holder’s service at any time, with or without cause.

14.	CLAWBACK POLICY
The Units, and any proceeds (Common Stock or cash) received in connection with the settlement of the Units or subsequent sale of such issued Common Stock, shall be subject to the Clawback Policy adopted by the Company’s Board, as amended from time to time.
In the event the Clawback Policy is deemed unenforceable with respect to the Units, or with respect to the proceeds received in connection with the settlement of the Units or subsequent sale of such issued Common Stock, then the award of Units subject to this agreement shall be deemed unenforceable due to lack of adequate consideration.

15.	DEFERRAL OF UNITS
A Unit holder may elect to defer all or a portion of the Units into the DCP in accordance with its terms. Upon deferral, the vested Units (and their subsequent settlement and payment) shall be governed by the terms and conditions of the DCP, as that plan may be amended from time to time by the Company.

16.	ENTIRE AGREEMENT
The Notice, this Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.
This Award Agreement may not be modified or amended, except for a unilateral amendment by the Company that does not materially adversely affect the rights of the Unit holder under this Award Agreement. No party to this Award Agreement may unilaterally waive any provision hereof, except in writing. Any such modification, amendment or waiver signed by, or binding upon, the Unit holder, shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Award Agreement.

17.	CHOICE OF LAW
This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without regard to principles of conflicts of laws, as such laws are applied to contracts entered into and performed in such State.

18.	SEVERABILITY
If any provision of this Award Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Award Agreement, and this Award Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

19.	CODE SECTION 409A
The Company reserves the right, to the extent the Company deems reasonable or necessary in its sole discretion, to unilaterally amend or modify this Award Agreement as may be necessary to ensure that all vesting or delivery of compensation provided under this Award Agreement is made in a manner that complies with Section 409A of the Code, together with regulatory guidance issued thereunder. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Unit holder under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Unit holder for such tax or penalty.